Exhibit 10.21
Officer Benefits
UAL Corporation and United Air Lines, Inc.
Travel Benefits
Positive-space travel on United Airlines and United Express is provided to officers of UAL Corporation and United Airlines and their eligible dependents and enrolled friend when applicable. Cash payments are made to federal and state tax authorities on behalf of each officer to cover the tax liability arising from usage of these travel benefits. The travel benefit includes membership to United’s Red Carpet Club.
Financial Advisory Services
Reimbursement of financial, estate and tax planning and preparation services is provided to officers of UAL and United. For any senior officer who became eligible for the program prior to January 1, 2007, reimbursement in 2008 was limited to $34,000, and no further reimbursement is available after 2008. For any senior officer who became eligible in 2007, reimbursement for 2008 was limited to $18,000, and no further reimbursement is available after 2008. For any current officer who was not previously eligible, reimbursement for 2008 and 2009 will be limited to $9,000 in each year, and no further reimbursement will be available after 2009. For any future officer, reimbursement in the year of hire and the following year will be limited to $9,000 each year, and no further reimbursement will be available for future years and any unused reimbursements will be forfeited.
Cash Match Program
The Company offers a Cash Match Program to all Officers of UAL Corporation and United Air Lines, Inc. This Program is designed to pay matching contributions to all officers in cash where, as a result of IRS limits, such matching contributions can not be made to the United Airlines Management and Administrative 401(k) Plan. In order to be eligible to receive this payment, officers must contribute the maximum deferral amount to their 401(K) Plan.
Club Memberships
Payment is made by United for the cost of social and business club memberships for certain officers where there is a benefit to be realized by the Company. The Company does not pay dues for clubs, which discriminate on the basis of race, sex, religion or national origin. Such memberships are authorized by the Chairman consistent with Company policies.
Health & Welfare Benefits
United has made arrangements with certain local hospitals to provide Company paid annual physical examinations for officers. The Company also reimburses officers for the cost of an annual medical examination if they obtain a physical outside of this program. Additionally, officers receive a Company paid group variable universal life insurance program which provides for insurance in an amount equal to three times base salary. The premium is paid by United.

Officers are provided a self-insured supplemental long-term disability plan, which provides a supplement to the Company’s disability benefit for certain management employees equal to 50% of monthly pay in excess of $20,000.
Company Cars & Parking
The Chairman, President and Chief Executive Officer is entitled to the use of cars owned or leased by United. For 2008, the Company did not own or lease any cars for the use of an individual executive, other than the Chief Executive Officer. Officers located at Headquarters, 77 W. Wacker, Chicago, IL 60601, receive Company paid parking.